Exhibit 10.1(c)
SUB-ADVISORY AGREEMENT
     This SUB-ADVISORY AGREEMENT is made as of March 15, 2005 (this “Agreement”) by and among Crystal River Capital, Inc., a Maryland corporation (the “Company”), Hyperion Crystal River Capital Advisors, LLC, a Delaware limited liability company (the “Manager”), and Ranieri & Co., Inc., a Delaware corporation (the “Sub-Advisor”).
WITNESSETH:
     WHEREAS, pursuant to the terms of a Management Agreement, dated as of the date hereof (the “Management Agreement”), between the Company and the Manager, the Company has retained the Manager for the purpose of providing day-to-day management and administrative services to the Company;
     WHEREAS, the Manager desires to retain the Sub-Advisor for the purpose of providing certain investment advisory services to the Manager in connection with the Manager’s service as the manager of the Company; and
     WHEREAS, the Sub-Advisor is willing to render such services on the terms and conditions hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
     1. Definitions.
          (a) “Affiliate” shall mean, with respect to any Person, any Person Controlling, Controlled by, or under common Control with, such Person.
          (b) “Agreement” has the meaning assigned in the first paragraph.
          (c) “Board of Directors” means the Board of Directors of the Company.
          (d) “Code” means the Internal Revenue Code of 1986, as amended.
          (e) “Company” has the meaning assigned in the first paragraph; provided that all references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include any Subsidiaries of Crystal River Capital, Inc.
          (f) “Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person without the consent or approval of any other Person.

          (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          (h) “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles of formation and operating agreement in the case of a limited liability company.
          (i) “Hyperion Capital” means Hyperion Capital Management, Inc.
          (j) “Investment Company Act” means the Investment Company Act of 1940, as amended.
          (k) “Manager” has the meaning assigned in the first paragraph.
          (l) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          (m) “REIT” means a corporation or trust which qualifies as a real estate investment trust in accordance with Sections 856 through 860 of the Code and the Treasury Regulation promulgated thereunder.
          (n) “RMBS” means residential mortgage-backed securities.
          (o) “Sub-Advisor” has the meaning assigned in the first paragraph.
          (p) “Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.
          (q) “Treasury Regulations” means the Procedures and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.
     2. Retention and Duties of Sub-Advisor.
          (a) The Manager hereby retains the Sub-Advisor as an advisor to consult with the Manager, as may reasonably be requested by the Manager, regarding macroeconomic trends, market trends in RMBS and the Company’s overall portfolio investment and financing strategy, and the Sub-Advisor hereby agrees to provide such services in accordance with the provisions of this Agreement.
          (b) The Sub-Advisor shall cooperate with the Manager in all matters pertaining to its performance of the consulting services hereunder as reasonably requested by the Manager.

          (c) The Sub-Advisor shall have exclusive control over the means and manner by which the consulting services provided pursuant to this Agreement are performed.
          (d) The Sub-Advisor shall not be required to expend money in connection with the provision of its services hereunder. Subject to Section 7, the Company shall pay all expenses, and reimburse the Sub-Advisor for the Sub-Advisor’s expenses incurred on the Company’s behalf, in connection with the services rendered by the Sub-Advisor hereunder.
          (e) In performing its duties under this Section 2, the Sub-Advisor shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Sub-Advisor at the Company’s sole cost and expense.
     3. Dedication; Other Activities.
          (a) The Sub-Advisor shall cause its officers and employees to devote such of their time to the provision of services to the Manager as the Sub-Advisor deems reasonably necessary and appropriate for the proper performance of all of the Sub-Advisor’s duties hereunder. The Manager shall have the benefit of the Sub-Advisor’s reasonable judgment and effort in rendering services.
          (b) Nothing herein shall prevent the Sub-Advisor or any of its Affiliates or any of the directors, officers, shareholders, partners, members and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other Person, including investment in, or advisory services to others investing in, any type of real estate, real estate-related investment or non-real estate related investment, including investments which meet the principal investment objectives of the Company.
     4. Confidentiality. The Sub-Advisor shall keep confidential any nonpublic information of the Company or the Manager obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (a) to the Manager and Hyperion Capital; (b) with the prior written consent of the Manager; (c) to legal counsel, accountants and other professional advisors; (d) to governmental officials having jurisdiction over the Company, Hyperion Capital, the Manager or the Sub-Advisor; (e) in connection with any governmental or regulatory filings of the Company, Hyperion Capital, the Manager or the Sub-Advisor or disclosure or presentations to Company investors or (f) as required by law or legal process to which the Sub-Advisor or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become available through the actions of a Person other than the Sub-Advisor not resulting from Sub-Advisor’s violation of this Section 4. The provisions of this Section 4 shall survive the expiration or earlier termination of this Agreement for a period of one year.
     5. Other Obligations.
          The Sub-Advisor shall promptly obtain and thereafter maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by investment advisors performing functions similar to those of the Sub-Advisor under this

Agreement, in a minimum amount equal to the lesser of (i) the aggregate amount of compensation received by the Sub-Advisor from the Manager pursuant to Section 6 hereof and (ii) $250,000.
     6. Compensation. The Manager shall pay the Sub-Advisor an annual investment advisory fee of $100,000. The annual investment advisory fee shall be paid in cash monthly in arrears.
     7. Expenses. Each of the Company, the Manager and the Sub-Advisor shall bear all of its respective operating expenses, except those specifically required to be borne by the Manager or the Company under the Management Agreement.
     The Sub-Advisor is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees. Subject to any required approval of the Board of Directors and/or the Manager, the Sub-Advisor may retain third parties including accountants, legal counsel, real estate underwriters, brokers, among others, on the Company’s behalf, and be reimbursed for such services. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
     8. Expense Reports and Reimbursements. The Sub-Advisor shall prepare a statement documenting the expenses incurred by the Sub-Advisor in connection with the performance of its duties hereunder during each fiscal year, and deliver the same to the Company and the Manager within 45 days following the end of the applicable fiscal quarter. Such expenses shall be reimbursed by the Company within 45 days following delivery of the expense statement by the Sub-Advisor; provided, however, that such reimbursements may be offset by the Sub-Advisor against amounts due to the Company from the Sub-Advisor. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
     9. Limits of Manager Responsibility; Indemnification.
          (a) Pursuant to this Agreement, the Sub-Advisor will not assume any responsibility other than to render the services called for hereunder and will not be responsible for any action of the Company, the Board of Directors or the Manager in following or declining to follow its advice or recommendations. The Sub-Advisor, its directors, officers, managers and employees will not be liable to the Company, any Subsidiary, the Manager, any of their directors, officers, stockholders, managers, owners or partners for acts or omissions performed or not performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Sub-Advisor’s duties under this Agreement (subject to Section 9(g) hereof).
          (b) The Company hereby agrees to indemnify, defend and hold harmless the Sub-Advisor, the Manager and their respective Affiliates, officers, directors, members, managers, employees, agents, successors and assigns from and against all liabilities, judgments, costs, charges, losses, expenses and claims, including reasonable attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of (i) the enforcement by the Sub-Advisor of any of its rights under this Section 9 against the

Company and (ii) claims by third parties based on acts or omissions of the Sub-Advisor performed or not performed in accordance with and pursuant to this Agreement, except (A) to the extent caused by or resulting from acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Sub-Advisor’s duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (B) claims by the Sub-Advisor’s employees relating to the terms and conditions of their employment with the Sub-Advisor.
          (c) The Sub-Advisor hereby agrees to indemnify the Company, the Manager and their respective officers, members, managers, employees, agents, successors and assigns with respect to all liabilities, judgments, costs, charges, losses, expenses and claims, including reasonable attorney’s fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of (i) the enforcement by the Company and/or the Manager of any of their respective rights under this Section 9 against the Sub-Advisor, (ii) claims by third parties based on acts or omissions of the Sub-Advisor performed or not performed in accordance with and pursuant to this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Sub-Advisor’s duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (iii) claims by the Sub-Advisor’s employees relating to the terms and conditions of their employment with the Sub-Advisor.
          (d) The Person seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.
          (e) Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if its shall be determined ultimately by a court of competent jurisdiction that Indemnitee was not entitled to be indemnified hereunder.
          (f) The Sub-Advisor shall remain entitled to exculpation from the Company and the Manager and indemnification from the Company pursuant to this Section 9 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Company, the Manager or their respective Affiliates, officers, directors, members, shareholders, managers, partners, employees, agents, successors and assigns in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.
          (g) The liability of the Sub-Advisor to the Company, any Subsidiary, the Manager and their respective directors, officers, stockholders, partners, members, managers, employees, agents, successors and assigns with respect to acts or omissions of the Sub-Advisor performed or not performed in accordance with and pursuant to this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Sub-Advisor’s duties under this Agreement, whether such liability arises pursuant to Section 9(c) hereof or otherwise, shall not exceed the lesser of (A) the aggregate amount of compensation received by the Sub-Advisor from the Manager pursuant to Section 6 hereof and (B) $250,000.
     10. No Joint Venture. Nothing in this Agreement shall be construed to make the Company, the Manager and the Sub-Advisor partners or joint venturers or impose any liability as such on either of them.
     11. Term; Termination.
          (a) This Agreement shall become effective on the date first set forth above. This Agreement may be terminated by the Sub-Advisor at any time without penalty upon giving the Manager 60 days’ prior written notice (which notice may be waived by the Manager), and may be terminated by the Manager at any time without penalty upon giving the Sub-Advisor 60 days’ prior written notice (which notice may be waived by the Sub-Advisor). This Agreement shall terminate automatically immediately upon termination of the Management Agreement.
          (b) If this Agreement is terminated pursuant to this Section 11, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.
     12. Action Upon Termination or Expiration of Origination Period. From and after the effective date of termination of this Agreement pursuant to Section 11, the Sub-Advisor shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of termination, reimbursement for all expenses incurred by the Sub-Advisor to which the Sub-Advisor is entitled to be reimbursed under this Agreement in connection with the performance of its duties hereunder and a termination fee, if applicable. Upon such termination or expiration, the Sub-Advisor shall reasonably promptly deliver to the Manager all property and documents of the Company provided to or obtained by the Sub-Advisor pursuant to or in connection with this Agreement (including all copies and extracts thereof in whatever form, then in the Sub-Advisor’s possession or under its control), except to the extent that the Sub-Advisor is required to retain any such property or documents in accordance with the Sub-Advisor’s document retention policy or applicable law.
     13. Assignment. None of the parties hereto may assign its duties under this Agreement.

     14. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:	Crystal River Capital, Inc.
One Liberty Plaza, 165 Broadway
36th Floor
New York, New York 10006
Attn: General Counsel
Facsimile: (212) 549-8310

If to the Manager:	Hyperion Crystal River Capital Advisors, LLC
One Liberty Plaza, 165 Broadway
36th Floor
New York, New York 10006
Attn: General Counsel
Facsimile: (212) 549-8310

If to the Sub-Advisor:	Ranieri & Co., Inc.
50 Charles Lindbergh Boulevard, Suite 500
New York, New York 10006
Attn: Robert A. Perro
Facsimile: (516) 745-6787
     Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 14 for the giving of notice.
     15. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. The provisions of Section 9 of this Agreement shall inure to the benefit of the Persons provided to be exculpated and/or indemnified thereunder (each, a “Covered Person”). Each Covered Person is an intended beneficiary of Section 9 hereof and shall have to the right to enforce the provisions thereof.
     16. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this

Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.
     17. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.
     18. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     19. Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.
     20. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     21. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     22. Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ John J. Feeney, Jr.

Name: John J. Feeney, Jr.
Title: Secretary

THE MANAGER:

HYPERION CRYSTAL RIVER CAPITAL
ADVISORS, LLC

By:	/s/ John J. Feeney, Jr.

Name: John J. Feeney, Jr.
Title: Secretary

THE SUB-ADVISOR:

RANIERI & CO., INC.

By:	/s/ Robert A. Perro

Name: Robert A. Perro
Title: Vice President
[Signature Page to Ranieri & Co., Inc. Sub-Advisory Agreement]